Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-58329, 333-89692 and 333-106260) and Form S-8 (No. 33-51234, 33-73300, 333-09093, 333-112173 and 33-54876) of BIOLASE Technology, Inc. of our report dated July 15, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  Pricewaterhouse LLP

PricewaterhouseCoopers LLP

Orange County, California

July 15, 2005